EXHIBIT 10.10

TRISTATE CAPITAL HOLDINGS, INC. OMNIBUS INCENTIVE PLAN

Restricted Stock Grant Agreement

Section 1 – Grant Summary Grantee:
Grant Date:

Number of
Restricted Shares Granted:

Share Price at Grant Date:
Vesting Schedule:    3 Year Cliff

Section 2 – Certain Definitions. Capitalized terms that are not defined in this Agreement are defined in TriState Capital Holdings, Inc. Omnibus Incentive Plan (“Plan”). If there is a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

(a)“Agreement” means this Restricted Stock Grant Agreement.

(b)“Cause” shall mean: (i) failure or refusal of Grantee to implement or follow the reasonable written policies of TriState Capital or to perform the services associated with Grantee’s service to TriState Capital provided that Grantee’s failure or refusal is not based upon Grantee’s belief, in good faith, as expressed to TriState Capital in writing, that the implementation thereof would be unlawful; (ii) intentional wrongful conduct which results or which TriState Capital reasonably concludes could result in a material adverse effect (financial or otherwise) to the business of TriState Capital; (iii) embezzlement; (iv) the commission of a felony or any act rising to the level of or equivalent to a felony (v) the intentional causing of material damage to TriState Capital’s physical or intangible property or property rights; (vi) any act involving disloyalty, dishonesty or fraud or criminal conduct; or (vii) Grantee’s failure to knowingly perform his duties as a director of TriState Capital.

(c)	“Grant Date” means the date specified as the Grant Date in Section 1.

(d)	“Grantee” is the person named as Grantee in Section 1.

(e)“Restricted Shares” means the shares of common stock of TriState Capital, $.01 par value, enumerated in Section 1, granted in Section 3 and subject to all the terms and conditions of this Agreement.
(f)“Retirement”shall mean termination of Grantee’s service to TriState Capital as a member of the Board of Directors of TriState Capital solely due to retirement of the Grantee upon or after attainment of age sixty-five (65) and after at least two years of service to TriState Capital.

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(g)“Termination Date” means Grantee’s last date of service to TriState Capital as a member of its Board of Directors.

(h)“Total and Permanent Disability” means Grantee is qualified for long-term disability benefits under TriState Capital’s disability plan or insurance policy. However, if no plan or policy is then in existence or if the Grantee is not eligible to participate in the plan or policy, then it means that the Grantee, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is prevented from performing his or her duties for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee. In the event an Award issued under the Plan is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Total and Permanent Disability” for purposes of the Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

(i)“TriState Capital” means TriState Capital Holdings, Inc., a Pennsylvania corporation, or any corporate parent, affiliate, or direct or indirect subsidiary thereof, or any successor to TriState Capital, for which Grantee performs services, regardless of whether this Agreement has been expressly assigned to such corporate parent, affiliate, or direct or indirect subsidiary, or successor.

(j)“Unvested Restricted Shares” shall mean all the Restricted Shares other than Vested Restricted Shares.

(k)“Vested Restricted Shares” means Restricted Shares that are no longer subject to restrictions under Section 4 of this Agreement and have vested in accordance with Section 5 of this Agreement.

Section 3 – Grant of Restricted Shares.

(a)Effective as of the date of this Agreement and subject to the terms and provisions of the Plan and this Agreement, TriState Capital grants the Restricted Shares to Grantee. Grantee shall have all of the rights of a shareholder of TriState Capital, including the right to receive dividends, subject to Section 6, with respect to such Restricted Shares. Unvested Restricted Shares are subject to forfeiture to TriState Capital for no consideration as set forth in Section 5(e).

(b)In lieu of issuance of stock certificates evidencing the Restricted Shares, TriState Capital, its transfer agent, or other designee may use a “book entry” system to evidence the issuance of the Restricted Shares with notations regarding the applicable restrictions on transfer imposed under this Agreement, subject to removal of the restrictions or forfeiture pursuant to the terms of this Agreement. However, if TriState Capital chooses to issue certificates, then a certificate representing the Restricted Shares subject to the Grant shall be issued in the name of the Grantee and shall be escrowed with TriState Capital or its designee(s), subject to removal of the restrictions or forfeiture pursuant to the terms of this Agreement.

Section 4 – Restrictions. The Grantee hereby acknowledges that Unvested Restricted Shares may not be sold, exchanged, assigned, transferred, pledged, hypothecated, gifted or otherwise disposed of (collectively,

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“disposed of”) and remain subject to forfeiture under this Agreement until such Unvested Restricted Shares have vested in accordance with this Agreement and payment of any withholding tax with respect to such Vested Restricted Shares has been made, and that Vested Restricted Shares remain subject to any and all transfer restrictions that may apply to the common stock of TriState Capital.

(a)The Grantee shall not dispose of the Restricted Shares acquired, or any portion thereof, at any time, unless the Grantee shall comply with the Securities Act of 1933, as amended, and the regulations of the SEC thereunder, any other applicable securities law, and the terms of this Agreement. The Grantee further agrees that TriState Capital may direct its transfer agent to refuse to register the transfer of any Restricted Shares underlying this Restricted Shares grant which, in the opinion of TriState Capital’s counsel, constitutes a violation of any applicable securities laws then in effect or the terms of this Agreement.

(b)Any certificate representing Unvested Restricted Shares shall, unless the Compensation Committee determines otherwise, bear a legend substantially as follows: “The sale or other transfer of the Restricted Shares of stock represented by this certificate is subject to certain restrictions set forth in a Restricted Stock Grant Agreement between the registered owner and TriState Capital Holdings, Inc. A copy of such agreement maybe obtained from the General Counsel of TriState Capital Holdings, Inc.”

(c)The Grantee further acknowledges and understands that the certificates representing the Restricted Shares issued hereunder may bear such additional legend or legends as TriState Capital deems appropriate in order to assure compliance with applicable securities laws. Any book entry for the Unvested Restricted Shares will be restricted and subject to stop orders.

(d)Unvested Shares may be transferred to a “family member” as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time, on such terms and conditions as may be determined by the Compensation Committee and otherwise subject to the terms and conditions of this Agreement.

Section 5 - Vesting and Forfeiture.

(a)Service-Based Vesting : 3 Years. Subject to the Grantee’s continued service as a director as of such dates (except as otherwise provided herein with respect to death, Disability, Retirement, or Change in Control), the Restricted Shares shall vest and no longer be subject to forfeiture with respect to one hundred percent (100%) of the Restricted Shares on the third anniversary of the Grant Date.

(b)Change in Control. In the event of a Change in Control of TriState Capital, subject to the Grantee’s continuous service from the Grant Date through the date of the Change in Control, the Restricted Shares shall, to the extent not then vested and not previously forfeited or canceled, immediately became fully vested if: (x)(i) the Change in Control occurs and (ii) the Grantee's service as a director is terminated without Cause during the twelve (12) month period following the Change in Control; or (y) all Awards are to be settled for cash or securities and terminated or cancelled in connection with the Change in Control.

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(c)Vesting Following Retirement: If Grantee’s service to TriState Capital is terminated by reason of Grantee’s Retirement, then, subject to satisfaction of applicable tax withholding requirements, the Restricted Shares will continue to vest in accordance with the vesting schedule set for in Section 5, notwithstanding termination of service as a director; provided that Grantee remain available to consult with the Board of Directors, for a reasonable number of hours upon reasonable notice to Grantee, for a three year period following termination of service as a director.

(d)	Termination of Service

(1)    General Rule. If the Grantee’s service of the Board of TriState Capital and its Affiliates is terminated for any reason other than those reasons specifically addressed in Section 5(b), (c), or (d)(2), the Unvested Portion of the Grant shall forfeit, as provided in Section 5(f).

(2)    Death or Disability. If the Grantee’s service to TriState Capital terminates as a result of death or Disability, the Restricted Shares shall, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or Disability.

(e)Vested Restricted Shares – Removal of Restrictions; Payments. Upon Restricted Shares becoming vested, TriState Capital shall, within thirty (30) business days thereof, cause all restrictions hereunder to be removed from the book entry accounts evidencing the Vested Restricted Shares or the certificates representing such Vested Restricted Shares and, to the extent the Vested Restricted Shares are represented by certificates, shall cause certificates representing such Restricted Shares, free and clear of all restrictions (but subject to any applicable securities law restrictions or other restrictions imposed upon the common stock of TriState Capital generally), to be delivered to the Grantee. In lieu of certificated Restricted Shares, such Restricted Shares may be in book entry form. Notwithstanding anything in the Agreement to the contrary, TriState Capital will be under no obligation to issue fractional Restricted Shares. Further, upon vesting of the Restricted Shares (or portion thereof), the Grantee acknowledges and agrees that any fractional Restricted Share that is taxable may be settled in cash; provided, however, that, the parties intend that vesting shall occur in whole shares, and any fractional shares that might vest in an interim year shall not vest until the final year of vesting when full shares vest, or fractional shares are settled in cash.

(f)Forfeiture of Unvested Shares. At the termination of Grantee’s service to TriState Capital, except as provided in Section 5(c), any Unvested portion as of the date of termination of service (after giving effect to any vesting that occurs as a result of such termination) shall be absolutely forfeited, and returned to TriState Capital for no consideration, and the Grantee and all persons who might claim through him will have no further interests under this Agreement of any kind whatsoever.

Section 6 - Voting Rights and Dividends. The Grantee shall have all of the voting rights attributable to the Restricted Shares issued pursuant to this Agreement. During the period of restriction, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any Restricted Share will be retained by TriState Capital for the account of the relevant Grantee. Such dividends will revert back to TriState Capital if for any reason the Restricted Share upon which such dividends were paid forfeits and reverts back to TriState Capital. Upon the expiration of the period of restriction, all such dividends made on such Restricted Share and retained by TriState Capital will be paid to the relevant Grantee. Unless the applicable Award Agreement provides otherwise, additional shares or other property distributed to the

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Grantee in respect of Restricted Shares, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted shares.

Section 7 - Subject to Plan. The Restricted Shares are subject to the terms and conditions of the Plan, a copy of which is available to the Grantee upon request, and which is incorporated by reference herein and made a part hereof, provided the terms of the Plan will not be considered an enlargement of any benefits under the Agreement. In addition, the Restricted Shares are subject to any rules and regulations promulgated by or under the authority of the Committee. Grantee represents and agrees that Grantee has read and understands the Plan.

Section 8 - Withholding. TriState Capital shall have the authority to withhold, or to require the Grantee to remit to TriState Capital, prior to issuance or delivery of any Restricted Shares or the removal of any stop order or transfer restrictions on the Restricted Shares or any restrictive legends on the certificates representing the Restricted Shares hereunder, an amount sufficient to satisfy federal, state and local tax withholding requirements associated with this Agreement. Additionally, TriState Capital, in its sole discretion, shall have the right to withhold from the Grantee Restricted Shares with a fair market value as determined in good faith by the Compensation Committee equal to the federal, state and local tax withholding requirements associated with this Agreement. For this purpose, fair market value shall be determined as of the day that the withholding obligation arises.

Section 9 - Tax Election. The Grantee acknowledges that (a) the Grantee has been informed of the availability of making an election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) that such election must be filed with the Internal Revenue Service within thirty (30) days following the date of grant of the Restricted Shares; (c) that the Grantee is solely responsible for making such election. If the Grantee does not make the election under Section 83(b), he acknowledges that dividends on the Restricted Shares will be treated as compensation and subject to tax withholding in accordance with TriState Capital’s practices and policies; (d) that there are significant tax consequences to making or not making the election under Section 83(b) of the Code and (e) that the Grantee is advised to consult with tax counsel or another tax professional to discuss the advantages and disadvantages of making an election under Section 83(b) of the Code.

Section 10 - Administrative and Other Provisions

(a)In the event of any change or changes in the outstanding Common Stock of TriState Capital by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the common stock, any of which takes effect after the grant of the Restricted Shares evidenced by this Agreement, then in any such event the number and kind of Restricted Shares subject to this Agreement, and any other similar provisions, shall be appropriately adjusted consistent with such change in such manner as the Compensation Committee, in its discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Grantee hereunder. Any adjustment made shall be final and binding upon the Grantee and all other interested parties.

(b)Whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Shares may be transferred by will or by the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.

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(c)Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue as a director of TriState Capital or shall affect the right of TriState Capital to terminate the service of Grantee with or without Cause.

(d)The Restricted Shares received by the Grantee pursuant to this Agreement shall not be considered compensation for purposes of any pension or retirement plan, insurance plan or any other Grantee benefit plan of TriState Capital unless otherwise provided in such plan.

(e)Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Grantee to TriState Capital shall be mailed or delivered to the Chief Human Resources Officer of TriState Capital, with a copy to the General Counsel of TriState Capital, One Oxford Center, 301 Grant Street, Suite 2700 Pittsburgh, Pennsylvania 15219, and all notices or communications by TriState Capital to the Grantee may be given to the Grantee personally or may be mailed to him.

(f)This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

(g)This Agreement will be binding upon and inure to the benefit of the Grantee’s heirs and representatives and the assigns and successors of TriState Capital and may be assigned by TriState Capital to any third party, but neither this Agreement not any rights hereunder will be assignable or otherwise subject to the hypothecation by the Grantee. Except as may be provided in Section 4(d).

(h)Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, then (a) such provisions will be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement will remain in full force and effect.

(i)Any dispute or litigation arising out of or relating to this Agreement will be resolved n the courts of Allegheny County or the Western District of Pennsylvania and the Grantee hereby consents to jurisdiction in Pennsylvania.

(j)No rule of strict construction will be implied against TriState Capital, or any other person in the interpretation of any of the terms of this Agreement or any rule or procedure established by the Compensation Committee.

(k)The Grantee agrees, upon demand of TriState Capital, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by TriState Capital to implement the provisions and purposes of this Agreement.

(l)The Grantee hereby grants to TriState Capital a power of attorney and declares that TriState Capital shall be the attorney-in-fact to act for and on behalf of the Grantee, to act in his name, place and stead, in connection with any and all transfers of Restricted Shares, whether Vested Restricted Shares or Unvested Restricted Shares, to TriState Capital pursuant to this Agreement.

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Section 11 - Entire Agreement. This Agreement contains the entire understanding among the parties regarding the subject matter hereof and thereof and supersedes all prior written or oral agreements or understandings among the parties regarding such matters. This Agreement may be modified only by written instrument signed by each of the parties hereto.

Section 12 - Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. The execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

Section 13 - Construction. As used herein, the word “person” shall be construed broadly to mean any natural person, corporation, partnership, limited liability company, association, proprietorship, trust, joint venture or any other legal entity of whatever nature. Titles and headings to sections and subsections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the context of this Agreement so requires, the use of the words in the masculine, feminine or neuter gender shall be construed to include all such genders.

Section 14 - Compliance with Section 409A. To the extent that any of the terms or provisions of this Agreement or of the Restricted Shares results in the application of Section 409A of the Internal Revenue Code of 1986 as amended to this Agreement, TriState Capital may, without the consent of Grantee, modify the Agreement and the Restricted Shares to the extent and in the manner TriState Capital deems necessary or advisable in order to allow the Restricted Shares to be excluded from the definition of “deferred compensation” within the meaning of Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Internal Revenue Code, and/or any rules, regulations or other regulatory guidance issued under the statutory provisions.

Section 15 - Effective Date. If Grantee does not execute and deliver a copy of the Agreement to TriState Capital, without altering or changing the terms of the Agreement in any way, within thirty (30) days of receipt by Grantee of a copy of the Agreement, TriState Capital may, in its sole discretion, cancel the Restricted Shares and the Agreement at any time thereafter. Upon execution and delivery of the Agreement by both TriState Capital and Grantee and, in the event that Grantee is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TriState Capital securities, the filing with and acceptance by the SEC of a Form 4 reporting the Grant, the Restricted Shares and the Agreement are effective as of the Grant Date.

IN WITNESS WHEREOF, TriState has caused the Agreement to be signed on its behalf effective as of the Grant Date.

TRISTATE CAPITAL HOLDINGS, INC.

By:

Accepted and agreed to as of the Grant Date
GRANTEE